UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ASCENT SOLAR TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

Commission File Number: 001-32919

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which investment applies: Common Stock.

(2)	Aggregate number of securities to which investment applies: not applicable.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.

(4)	Proposed maximum aggregate value of transaction: Not Applicable.

(5)	Total fee paid: Not Applicable.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: Not Applicable.

2)	Form, Schedule or Registration Statement No.: Not Applicable.

3)	Filing Party: Not Applicable.

4)	Date Filed: Not Applicable.

ASCENT SOLAR TECHNOLOGIES, INC.

12300 Grant Street

Thornton, CO 80241

Telephone: (720) 872-5000

NOTICE OF ACTION TAKEN WITHOUT A STOCKHOLDER MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Ascent Solar Technologies, Inc.:

This information statement (this “Information Statement”) is being furnished on or about July [**], 2023 to the holders of record of the issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), of Ascent Solar Technologies, Inc., a Delaware corporation (the “Company,” “we”, “our” or “us”), in connection with the approval of an amendment to the Company’s Certificate of Incorporation, in substantially the form attached hereto as Appendix A (the “Amendment”), to effect a reverse stock split (the “Reverse Stock Split”) of the Common Stock at a ratio of between 1-for-80 and 1-for-200, with the ratio within such range to be determined by the Board of Directors of the Company (the “Board”) in its sole discretion.

On May 30, 2023, our Board approved the Amendment and the Reverse Stock Split. In June 2023, the holders of the majority of the voting power of our outstanding Common Stock (the “Majority Stockholders”) executed a written consent approving the Amendment and the Reverse Stock Split. The Reverse Stock Split would only become effective upon the filing of the Amendment with the Delaware Secretary of State, but only after our Board would have determined, in its sole discretion, the final ratio and timing for the Reverse Stock Split. Holders of our Common Stock do not have appraisal or dissenter’s rights under Delaware law in connection with the matters approved by the stockholders in this Information Statement.

Section 228 of the Delaware General Corporation Law (“DGCL”) provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding the minimum number of votes that would be necessary to authorize or take such action at a meeting of the stockholders. Our Board obtained the written consent of our Majority Stockholders in order to eliminate the costs and management time involved in holding a special stockholders meeting.

This Information Statement serves as notice of the foregoing actions in accordance with the DGCL. The close of business on June 26, 2023 is the Record Date for the determination of the holders of Common Stock who were entitled to vote on the Amendment. As of the Record Date, we had 54,437,658 shares of Common Stock issued and outstanding, each of which is entitled to one vote per common share.

NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

Very truly yours,

Ascent Solar Technologies, Inc.

By: /s/ Paul Warley

Title: President and CEO

Dated: July [**], 2023

ASCENT SOLAR TECHNOLOGIES, INC.

12300 Grant Street

Thornton, CO 80241

Telephone: (720) 872-5000

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A

PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished on or about July [**], 2023 by the Board of Directors (the “Board”) of Ascent Solar Technologies, Inc., a Delaware corporation (“us”, “we” “Company” or “our”), to the holders of record of our issued and outstanding Common Stock, par value $0.0001 per share (“Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also providing notice to our stockholders pursuant to the Delaware General Corporation Law (the “DGCL”) that certain of our stockholders took action as described herein by written consent as of June 26, 2023 (the “Record Date”).

The purpose of this Information Statement is to inform holders of our Common Stock that the Board and stockholders constituting a majority of our voting power (the “Majority Stockholders”) have approved an amendment to the Company’s Certificate of Incorporation, in substantially the form attached hereto as Appendix A (the “Amendment”), to effect a reverse stock split (the “Reverse Stock Split”) of the Common Stock at a ratio of between 1-for-80 and 1-for-200, with the ratio within such range to be determined by the Board of Directors of the Company (the “Board”) in its sole discretion. Our Board and such Majority Stockholders consider the Amendment to be in our best interests and the best interests of our stockholders.

As of the Record Date, we had 54,437,658 shares of Common Stock issued and outstanding, each of which is entitled to one vote per common share on this matter.

Your Vote is Not Requested or Required

The Amendment has been adopted by the written consent of our Majority Stockholders holding 28,493,078 shares of our Common Stock, representing approximately 52.3% of the shares of our outstanding Common Stock entitled to vote on this matter. Pursuant to the DGCL, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the stockholders.

Our Stockholders Do Not Have Dissenters or Appraisal Rights As a Result of the Amendment

Holders of our Common Stock do not have appraisal or dissenter’s rights under Delaware law in connection with the Amendment.

Interests of Certain Parties in the Matters to be Acted Upon

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests.

Approval of the Corporate Action

Delaware corporate law and the Company’s bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if stockholders holding at least a majority of the voting power sign a written consent approving the action. The written consent of a majority of the voting power of our outstanding shares of Common Stock is sufficient to approve these matters. We received the written consent of 28,493,078 shares of Common Stock, representing approximately 52.3% of the shares of our outstanding Common Stock entitled to vote on this matter as of the Record Date.

Effective Date

Under applicable federal securities laws, the Amendment cannot be effected until at least 20 calendar days following the date a Definitive Information Statement has been provided to our stockholders. A Definitive Information Statement cannot be furnished to our stockholders until ten days after the filing of a Preliminary Information Statement with the Securities and Exchange Commission, and as such the Amendment could not become effective sooner than August [**], 2023.

Costs of this Information Statement

We will bear the entire cost of furnishing this Information Statement to any stockholder who requests a hard copy rather than Internet availability. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE ACTIONS APPROVED BY WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our Common Stock by our directors, executive officers, and greater than 5% beneficial owners as of July 18, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and all shares issuable upon exercise of options or the vesting of restricted stock within 60 days of July 18, 2023. For purposes of calculating the percentage of our Common Stock beneficially owned, the number of shares of our Common Stock includes 59,937,658 shares of our Common Stock outstanding as of July 18, 2023.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

The address for each director or named executive officer is c/o Ascent Solar Technologies, Inc., 12300 North Grant Street, Suite 160, Thornton, Colorado 80241.

Name of Beneficial Owner	No. of Shares Beneficially Owned	Percentage
5% Stockholders:
Crowdex Investments, LLC (1)	5,545,042	9.3%
BD 1 Investment Holding, LLC (2)	7,933,334	13.2%
TubeSolar AG (3)	5,000,000	8.3%
Arion Agrophotovoltaic Private Limited(4)	4,920,000	8.2%

Named Executive Officers and Directors:
Paul Warley	—	*
Jin Jo	—	*
Bobby Gulati	—	*
Forrest Reynolds	—	*
Gregory Thompson	—	*
Louis Berezovsky	—	*
David Peterson (5)	—	*
All directors and executive officers as a group (6 persons)	—	*

*	Less than 1.0%
(1)	The address of Crowdex Investments, LLC ("Crowdex") is 1675 South State Street, Suite B, Kent County, Delaware 19901. Bernd Förtsch is the 100% indirect beneficial owner of Crowdex.
(2)	The address of BD 1 Investment Holdings, LLC (“BD 1”) is 1675 South State Street, Suite B, Kent County, Delaware 19901. Johannes Kuhn is the indirect beneficial owner of BD 1.
(3)	The address for TubeSolar AG (“TubeSolar”) is Berliner Allee 65, D – 86153 Augsburg, Germany. Bernd Förtsch indirectly owns a controlling interest in TubeSolar.
(4)	The address for Arion Agrophotovoltaic Private Limited is 8, Temasek Boulevard, Suntec Boulevard Tower 3, #29-03A, Singapore 038988. Johannes Kuhn owns a controlling interest in Arion.
(5)	Mr. Peterson is the manager of Crowdex. Mr. Peterson disclaims beneficial ownership of any securities owned by Crowdex.

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THE REVERSE STOCK SPLIT

Description of the Reverse Stock Split

On May 30, 2023, the Board, and on June 26, 2023, the Majority Stockholders, believing it to be in the best interests of the Company and its stockholders, approved resolutions authorizing the Amendment to our Certificate of Incorporation, in substantially the form attached hereto as Appendix A, to effect the Reverse Stock Split at a ratio of between 1-for-80 and 1-for-200, with the ratio within such range to be determined by the Board in its sole discretion. As a result of the Reverse Stock Split, a certain number of outstanding shares of Common Stock, as determined by the applicable ratio, would be combined into one share of Common Stock, which is expected to result in a corresponding increase in the per share market price of our Common Stock.

The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act. The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

The Board has the sole discretion to implement the Reverse Stock Split within a range of between 1-for-80 and 1-for-200. The Board believes that approval of a range of ratios (as opposed to approval of a specified ratio) provides the Board with maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders.

The actual timing for implementation of the Reverse Stock Split will be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders, but will be at least twenty (20) calendar days after the distribution of this Information Statement to our stockholders, and in no event would be later than June 26, 2024 (the one year anniversary of the date of the Majority Stockholders’ approval). Notwithstanding the approval of the Reverse Stock Split by the Majority Stockholders, the Board will have the sole authority to elect whether or not and when to amend our Certificate of Incorporation to effect the Reverse Stock Split. Following the twenty (20) calendar day period after the distribution of this Information Statement to our stockholders and prior to June 26, 2024, the Board will make a determination as to whether effecting the Reverse Stock Split is in the best interests of the Company and our stockholders in light of, among other things, the ability to maintain the current listing of the Company’s Common Stock on Nasdaq without effecting the Reverse Stock Split, the per share price of the Common Stock immediately prior to the Reverse Stock Split, and the expected stability of the per share price of the Common Stock following the Reverse Stock Split.

The Reverse Stock Split will become effective, if at all, on the date of filing of the Amendment to our Certificate of Incorporation effecting the Reverse Stock Split with the Secretary of State of the State of Delaware, which is expected to occur, if at all, no later than June 26, 2024. After the Reverse Stock Split becomes effective, our Common Stock will have a new CUSIP number, which is a number used to identify our equity securities.

No fractional shares will be issued in the Reverse Stock Split. If the Reverse Stock Split is effected, each fractional share of Common Stock will be rounded up to the nearest whole share of Common Stock. Accordingly, our stockholders who otherwise would be entitled to receive a fractional share of Common Stock in the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead automatically be entitled to receive one whole additional share of our Common Stock.

Reasons for the Reverse Stock Split

The Company’s primary reason for approving and recommending the Reverse Stock Split is to make our Common Stock more attractive to certain institutional investors, which would provide for a stronger investor base, and to increase the per share price and bid price of our Common Stock to regain compliance with the continued listing requirements of Nasdaq.

On March 23, 2023, we received a written notice from the Nasdaq Stock Market LLC (“Nasdaq”) that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our Common Stock had been below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have 180 days to regain compliance with the minimum bid price requirement. If at any time during this 180 calendar day period the bid price of the Company’s Common Stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff will provide the Company with a written confirmation of compliance and the matter will be closed.

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Alternatively, if the Company fails to regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the bid price requirement) and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period by effecting a reverse stock split, if necessary.

In the event the Company does not regain compliance with Rule 5550(a)(2) prior to the expiration of the initial 180 calendar day period, and if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, the Nasdaq staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Nasdaq hearings panel.

We will monitor the closing bid price of our Common Stock and will consider all of our options to regain compliance with Nasdaq’s minimum bid price requirement.

Reducing the number of outstanding shares of Common Stock should, absent other factors, generally increase the per share market price of the Common Stock. Although the intent of the Reverse Stock Split is to increase the price of the Common Stock, there can be no assurance, however, that even if the Reverse Stock Split is implemented, that the Company’s bid price of the Company’s Common Stock will be sufficient, over time, for the Company to regain or maintain compliance with the Nasdaq minimum bid price requirement.

In addition, the Company believes the Reverse Stock Split will make its Common Stock more attractive to a broader range of investors, as it believes that the current market price of the Common Stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Company believes that the Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which in turn would enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if implemented, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a bid price over the minimum bid price requirement of Nasdaq or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

The proposal to effectuate the Reverse Stock Split did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise.

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Determination of Reverse Stock Split Ratio

The ratio of the Reverse Stock Split Ratio, if approved and implemented, will be a ratio between 1-for-80 and 1-for-200, as determined by the Board in its sole discretion. Our Board believes that stockholder approval of a range of potential ratios for the Reverse Stock Split, rather than a single ratio for the Reverse Stock Split, is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and because it is difficult to predict market conditions at the time the Reverse Stock Split would be implemented.

The selection of the specific Reverse Stock Split ratio will be based on several factors, including, among other things:

·	the per share price of our Common Stock immediately prior to the Reverse Stock Split;

·	the expected stability of the per share price of our Common Stock following the Reverse Stock Split;

·	our ability to meet the listing requirements of listing our Common Stock on Nasdaq without effecting the Reverse Stock Split;

·	the likelihood that the Reverse Stock Split will result in increased marketability and liquidity of our Common Stock;

·	prevailing market conditions;

·	general economic conditions in our industry; and

·	our expected market capitalization before and after the Reverse Stock Split.

Our Board will not carry out the Reverse Stock Split if it determines that the Reverse Stock Split would not be in the best interests of our stockholders at that time. If our Board chooses to implement the Reverse Stock Split, the Company will make a public announcement regarding the determination of the Reverse Stock Split ratio.

Potential Effects of Reverse Stock Split

The Reverse Stock Split will not affect any stockholder's percentage ownership interest in our Company, except to the extent that the Reverse Stock Split would result in any stockholder receiving an additional share of Common Stock as a result of rounding up a fractional Common Stock in the Reverse Stock Split. In addition, the Reverse Stock Split will not affect any stockholder's proportionate voting power (other than as a result of the treatment of fractional shares in the Reverse Stock Split).

The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect. After the Reverse Stock Split, the shares of our Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our Common Stock now authorized. Our Common Stock will remain fully paid and non-assessable, and, immediately following the Reverse Stock Split, our Common Stock will continue to be quoted on Nasdaq under the symbol “ASTI.”

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Under our Certificate of Incorporation, the Company currently is authorized to issue 500,000,000 shares of common stock. The Company currently has approximately 59.9 million common shares outstanding. The Reverse Stock Split will have no effect on the number of common shares that we are authorized to issue under our charter. By reducing the number of common shares outstanding without reducing the number of available but unissued common stock, the Reverse Stock Split will increase the number of authorized but unissued shares. The amount of this increase will vary depending on which final Reverse Stock Split ratio is selected by the Board immediately prior the implementation of the Reverse Stock Split.

The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Reverse Stock Split would not have any dilutive effect on our stockholders, the Reverse Stock Split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion.

After the effective time of the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 promulgated under the Exchange Act.

Effect of the Reverse Stock Split on Derivative Securities

Based upon the Reverse Stock Split ratio, proportionate adjustments are required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This will result in an adjusted per share price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares deliverable upon settlement or vesting of restricted and deferred stock awards and units will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split ratio.

Similarly, the number of shares reserved and available for grant under our equity incentive plans will also be reduced in proportion to the Reverse Stock Split ratio. In addition, for awards granted under our equity incentive plans, the Reverse Stock Split will cause a reduction in the number of shares of Common Stock issuable upon exercise or vesting of such awards in proportion to the Reverse Stock Split ratio and a proportionate increase in the exercise or purchase price, if any, applicable to such awards.

Risks Associated with the Reverse Stock Split

As noted above, the principal purpose of the Reverse Stock Split is to increase the per share market price of our Common Stock in order to continue to satisfy the requirements for listing our Common Stock on Nasdaq. However, the effect of the Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of our Common Stock by a multiple of the Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s business and financial performance, general market conditions and prospects for future success.

Our Board believes that the Reverse Stock Split may result in an increase in the market price of our Common Stock which could lead to increased interest in our Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Stock Split.

In addition, the Reverse Stock Split may result in some stockholders of the Company owning odd lots (less than 100 shares of Common Stock). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Reverse Stock Split ratio, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split.

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Board Discretion to Effect the Reverse Stock Split

Notwithstanding approval by the Majority Stockholders of the filing of an amendment to our Certificate of Incorporation to effect the Reverse Stock Split, the Reverse Stock Split will only be effected upon a determination by the Board, in its sole discretion, that effecting the Reverse Stock Split is in the best interests of the Company and its stockholders. This determination by the Board will be based upon a variety of factors, including those discussed under “The Reverse Stock Split—Purpose of the Reverse Stock Split” herein. We expect that the primary focus of the Board in determining whether or not to effect the Reverse Stock Split will be whether the Board believes that we can maintain the listing of our Common Stock on Nasdaq without effecting the Reverse Stock Split.

Beneficial Holders of Common Stock

Upon completion of the Reverse Stock Split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Stock Split. If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his, her or its bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, he or she will automatically receive the “post-split” number of shares after the Reverse Stock Split becomes effective.

Holders of Certificated Shares of Common Stock

Any “pre-split” certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new “post-split” certificates. Until surrendered, we will deem outstanding “pre-split” shares held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled. No new “post-split” certificates will be issued to a stockholder until such stockholder has surrendered all “pre-split” certificates to the Company’s transfer agent, Computershare Investor Services. No stockholder will be required to pay a transfer or other fee to exchange his, her or its “pre-split” certificates. Stockholders will then receive a new certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split.

If a “pre-split” certificate has a restrictive legend, the new certificate will be issued with the same restrictive legends that are on the “pre-split” certificate(s).

Any stockholder whose “pre-split” certificate(s) have been lost, stolen or destroyed will only be issued “post-split” certificates after complying with the requirements that the Company and Computershare Investor Services customarily apply in connection with lost, stolen or destroyed certificates.

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STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

The Company does not intend to issue fractional shares in the event that a stockholder owns a number of shares of Common Stock that is not evenly divisible by the Reverse Stock Split ratio. If the Reverse Stock Split is effected, each fractional share of Common Stock will be rounded up to the nearest whole share of Common Stock. Accordingly, a stockholder who would be issued a fractional share of Common Stock will instead be entitled to receive an additional share of Common Stock.

Accounting Matters

The Reverse Stock Split will not affect the per share par value of our Common Stock, which will remain at $0.0001. As a result of the Reverse Stock Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ deficit, in the aggregate, will remain unchanged. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding. Basic earnings per share data will be adjusted for the changes for all periods presented, with disclosure of such action in the year of change.

The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to shareholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the Reverse Stock Split. This discussion does not address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities, persons holding shares as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. holders (as defined below) subject to the alternative minimum tax or the unearned income Medicare tax and U.S. holders whose functional currency is not the U.S. dollar. This summary also assumes that the pre-Reverse Stock Split shares of Common Stock were, and the post-Reverse Stock Split shares of Common Stock will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

·	a citizen or resident of the United States;

·	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

·	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

·	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

In general, no gain or loss should be recognized by a stockholder upon the exchange of pre-Reverse Stock Split shares of Common Stock for post-Reverse Stock Split shares of Common Stock. The aggregate tax basis of the post-Reverse Stock Split shares of Common Stock should be the same as the aggregate tax basis of the pre-Reverse Stock Split shares of Common Stock exchanged in the Reverse Stock Split. A shareholder’s holding period in the post-Reverse Stock Split shares of Common Stock should include the period during which the stockholder held the pre-Reverse Stock Split shares of Common Stock exchanged in the Reverse Stock Split.

As noted above, we will not issue fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, stockholders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead be entitled to receive an additional share of Common Stock. The U.S. federal income tax consequences of the receipt of such an additional share of Common Stock are not clear.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Dissenters’ Rights

The DGCL does not provide dissenters’ rights to our stockholders in connection with the Reverse Stock Split.

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ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and Majority Stockholders.

The Reverse Stock Split will become effective on the date that we file the Amendment to our Certificate of Incorporation effecting the Reverse Stock Split with the Secretary of State of the State of Delaware, which will not occur until at least twenty (20) calendar days after the mailing of this Information Statement to stockholders. We currently expect to file such Amendment, if at all, no later than June 26, 2024. A form of the Amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached hereto as Appendix A.

FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements as such term is defined by the U.S. Securities and Exchange Commission in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other of our filings with the Securities and Exchange Commission.

9

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the SEC. Copies of these documents can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C., 20549, at prescribed rates. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

Dated: July [**], 2023	By Order of the Board of Directors

/s/ PAUL WARLEY
Paul Warley President and CEO

EXHIBITS TO INFORMATION STATEMENT

Exhibit Description and Appendix

A.	Proposed Amendment to Article 4 of our Certificate of Incorporation.

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APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASCENT SOLAR TECHNOLOGIES, INC.

Ascent Solar Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.

SECOND: That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of this Amendment.

FOURTH: That upon the effectiveness of this Amendment, the Certificate of Incorporation is hereby amended such that the following paragraph shall be added after the first paragraph of ARTICLE 4 of the Certificate of Incorporation:

“As of 5:00 p.m. (eastern time) on [ , ] (the “Effective Time”), each [____] shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.0001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by ___________, its ___________, this [___] day of _________, 202__.

ASCENT SOLAR TECHNOLOGIES, INC.

By:     /s/_____________________

Name:     [____________________]

Title:     [____________________]